Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-228758 on Form N-1A of our report dated June 26, 2019, relating to the financial statements of Rimrock Funds Trust, including Rimrock Core Bond Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us on the first page of the Statement of Additional Information, under the heading “Disclosure of Portfolio Holdings Information”, and under the heading "Independent registered public accounting firm" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

June 26, 2019